Exhibit 99.1

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

American Realty Capital Properties, Inc.

405 Park Avenue, 15th Floor

New York, New York 10022

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 1, 2013, to the Board of Directors of American Realty Capital Properties, Inc. (“ARCP”) included as Annex C to, and to the reference thereto under the captions “Summary — Opinion of ARCP’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — Recommendation of the ARCP Board and Its Reasons for the Merger” and “The Merger — Opinion of ARCP’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving ARCP and American Realty Capital Trust IV, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of ARCP. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

September 3, 2013